Exhibit 99.1

SharpLink Gaming Sells Fantasy Sports and Sports Game Development Business Units to RSports Interactive

MINNEAPOLIS – (GLOBE NEWSWIRE) – January 23, 2024 – SharpLink Gaming Ltd. (Nasdaq: SBET) (“SharpLink” or the “Company”) today announced that on January 18, 2024, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock or membership interests, as applicable, in its SportsHub/fantasy sports and free to play sports game development business units to RSports Interactive, Inc. (“RSports”) for $22.5 million in an all-cash transaction. Nearly all employees of these acquired business units will also move to RSports to help ensure a seamless transition.

SharpLink further reported that it used approximately $14.9 million of the proceeds from the sale to repay in full all outstanding term loans and lines of credit with its lender; in addition, SharpLink paid approximately $4.5 million to redeem an 8% Interest, 10% Original Issue Discount Senior Convertible Debenture issued to an existing shareholder in connection with a Securities Purchase Agreement signed in February 2023. As a result, the Company is now free of interest bearing debt.

As further detailed in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission later today, SharpLink’s Board of Directors considered the following factors, among others, in reaching their decision to approve the sale:

●	With the sale consummated, SharpLink expects to significantly reduce its operating expenses, primarily due to a significant reduction in headcount, lower office lease costs, greatly diminished state licensing requirements, elimination of interest bearing debt service and other resulting cost savings, thereby positioning the Company with the ability to achieve positive cash flow from its remaining performance marketing business on an accelerated basis;

●	The sale significantly strengthens the Company’s working cash position and total shareholders’ equity and provides the capital necessary to extinguish nearly $19.4 million in interest bearing debt – all without having to rely on dilutive equity financings to support the Company’s future growth;

●	The improvement in the Company’s total shareholders’ equity position is expected to enable SharpLink to regain compliance with Nasdaq’s minimum continued listing requirements; and

●	The sale of the Company’s fantasy sports and free-to-play games development businesses positions SharpLink as a pure-play, performance marketing company serving the global sports betting and iGaming industries.

In connection with the sale, Chris Nicholas, the Company’s Chief Operating Officer and a member of the Board of Directors, resigned as an officer and director of the Company, effective immediately.

Commenting on the sale, Rob Phythian, SharpLink’s Chief Executive Officer, stated, “This sale represents a pivotal milestone for SharpLink, allowing us to unlock significant value in our fantasy sports and game development businesses and achieve multiple critical objectives without having to turn to a potentially dilutive equity financing to strengthen our financial footing, regain compliance with Nasdaq, and support our efforts to ultimately create sustainable long-term value for our shareholders. Moreover, we are confident that our fantasy sports and sports game development businesses will continue to thrive and prosper in the great hands of RSports, which has exciting plans to elevate the combined businesses to new heights.”

Continuing, Phythian said, “Our remaining sports betting and iGaming performance marketing business will be more focused and simplified, allowing us to prioritize innovation and organic growth, while empowering us to look for strategic opportunities to strengthen SharpLink’s position as a trusted solutions provider to both current and future business partners.”

About RSports Interactive, Inc.

RSports was founded by Randy Eccker, one of the leading digital media and technology figures in the sports industry. He has founded, led, managed or advised over 30 properties or groups across the industry and has participated in over $400 million in corporate transactions over the past 30 years. His experience as a Founder, CEO, Chairman, Board Member or Advisor has been instrumental in the success of many of these companies and has provided him with a powerful view of the industry and extensive relationships with many of its leaders.

About SharpLink Gaming Ltd.

Founded in 2019, SharpLink is an online performance marketing company that delivers unique fan activation solutions to its sportsbook and casino partners. Through its iGaming and affiliate marketing network, known as PAS.net, SharpLink focuses on driving qualified traffic and player acquisitions, retention and conversions to U.S. regulated and global iGaming operator partners worldwide. In fact, PAS.net won industry recognition as the European online gambling industry’s Top Affiliate Website and Top Affiliate Program for four consecutive years by both igamingbusiness.com and igamingaffiliate.com. For more information, please visit www.sharplink.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the future growth of the fantasy sports and game development businesses sold to RSports Interactive, the Company’s ability to grow its business, the potential benefits of the Company’s products, services and technologies and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, government regulation of online betting, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. The Company does not undertake any responsibility to update the forward-looking statements in this release.

CONTACT INFORMATION:

INVESTOR AND MEDIA RELATIONS

ir@sharplink.com

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